[LETTERHEAD OF MORGAN, LEWIS & BOCKIUS LLP]


April 8, 1997


Republic Security Financial Corporation
4400 Congress Avenue
West Palm Beach, Florida  33407

Re:      Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Republic Security Financial Corporation, a Florida corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 (the "Registration Statement") relating to the registration of 7,691,697 shares (the "Shares") of the RSFC's common stock, $.01 par value per share. The Shares are being registered in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of January 7, 1997, among RSFC, Republic Security Bank and Family Bank.

We have examined and are familiar with such documents and instruments, and have participated in such meetings of the Board of Directors of RSFC, as we deem necessary in order to give the opinion set forth below.

Based on the foregoing, we are of the opinion that the Shares will, when issued in the manner described in the Registration Statement, be legally issued, fully paid and nonassessable.

We hereby consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement.

Very truly yours,




/s/ Morgan, Lewis & Bockius LLP